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                                                                     EXHIBIT 4.1

CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                                       OF

                   3% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                      FOR

                                STEMCELLS, INC.


     STEMCELLS, INC., a Delaware corporation (the "CORPORATION"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

     RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 5,000 shares, par value $.01, to be designated "3% Cumulative Convertible Preferred Stock" (the "PREFERRED SHARES"); and

     RESOLVED, that each of the Preferred Shares shall rank equally in all respects and shall be subject to the following terms and provisions.

     1. DESIGNATION. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the "3% Cumulative Convertible Preferred Stock". The number of shares constituting such series shall be 5,000.

     2. DIVIDENDS.

          (a) CUMULATIVE. The holders of the Preferred Shares shall be entitled to receive cumulative dividends, to the extent permitted by law, at the per share rate of three percent (3%) of the Liquidation Preference (as defined below) of each Preferred Share, per annum accruing daily and compounded semi-annually on June 30 and December 31 of each year (each a "DIVIDEND PAYMENT DATE") commencing with the first Dividend Payment Date occurring after the original issuance date of such share, (x) at least on a PARI PASSU basis with any payment of any dividends on the 6% Cumulative Convertible Preferred Stock of the Corporation (the "6% PREFERRED STOCK") and/or any class or series of preferred stock of the Corporation authorized after the date hereof and (y) in preference and priority to any payment of any dividend on the Common Stock (as defined below) and/or any other class or series of equity security of the Corporation. Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If at any time dividends on the outstanding Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of equity security of the Corporation (other than the 6% Preferred Stock and/or any preferred stock of the Corporation authorized after the date hereof which shall be treated PARI PASSU with the Preferred Shares). For purposes of computing any per diem accrual, calculations shall be made using a 360-day year.

          (b) STOCK PAYMENT OR CASH PAYMENT.

               (i) The Corporation shall pay the dividends payable on the outstanding Preferred Shares on each Dividend Payment Date, to the extent permitted by law, either in cash or in shares of Common Stock, at the Corporation's option (subject to the terms hereof), provided that accrued but unpaid dividends on any Preferred Shares which are redeemed or repurchased hereunder or otherwise shall be paid in cash concurrently with such redemption or repurchase. Unless the Corporation shall deliver to all holders of Preferred Shares an irrevocable written notice (the "DIVIDEND NOTICE") on or before 4:30 p.m., New York time, on any Dividend Payment Date electing to pay dividends on the Preferred Shares in shares of Common Stock as of such Dividend Payment Date, the Corporation shall pay dividends on the Preferred Shares in cash. If the Corporation timely elects to so pay dividends in Common Stock, then the number of such shares to be issued on such Dividend Payment Date shall be the number determined by dividing (x) the dollar amount of dividends due by (y) the daily volume-weighted average sale price for the Common Stock on the Principal Market (as defined in the last sentence of this Section 2(b)) as reported by the AQR function on Bloomberg Financial Market ("VWAP") on the Dividend Payment Date.

               (ii) The Corporation shall use its best efforts to issue and deliver such shares within three (3) Trading Days (as defined in the last sentence of this Section 2(b)(ii)) following the applicable Dividend Payment Date and, upon delivery, such shares shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances, restrictions and legends. If the Corporation fails to issue such shares of Common Stock in such manner within five (5) Trading Days following the Dividend Payment Date, then the holders of Preferred Shares shall have the right, until such time as the shares are issued and only to the extent that such payment is permitted by law, to elect whether to receive such dividends (i) in cash or (ii) Common Stock. Until such election is made and the dividends are paid in accordance therewith, the amount of such dividends shall be deemed added to the Liquidation Preference. The term "TRADING DAY" means a day in which there is trading on the Nasdaq National Market or such other market or exchange on which the Common Stock is then principally traded (hereinafter referred to as the "PRINCIPAL MARKET"). If the Corporation is unable to pay dividends in either cash or Common Stock pursuant to this Section 2(b) as a matter of law, then the Corporation shall pay the dividends as soon as the Corporation is legally permitted to do so.


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          (c) Notwithstanding anything to the contrary contained herein, the
Corporation may not pay dividends hereunder in shares of Common Stock (and must deliver cash in respect thereof) if, as of the Dividend Payment Date:

               (i) assuming that such dividends were paid in shares of Common Stock, the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, would be insufficient to issue the number of shares issuable upon conversion of all Preferred Shares at the Conversion Price at such time;

               (ii) such shares have not been listed on the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange (or the Common Stock is suspended from trading on any such market or exchange) for more than 5 Trading Days (which need not be consecutive) since the immediately preceding Dividend Payment Date; provided, however, that this
Section 2(c)(ii) shall not apply to suspensions of trading resulting from general suspensions of trading on such market or exchange;

               (iii) the Corporation shall have failed to pay any dividend payments (to the extent such payments were permitted by law) when due on more than two occasions; or

               (iv) such issuance would cause the ownership limitations contained in Section 5(i) below to be violated.

     3. LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, at least on a PARI PASSU basis with distributions to the holders of 6% Preferred Stock and any class or series of preferred stock of the Corporation authorized after the date hereof and in preference and priority to any distributions to the holders of the Common Stock and/or any other class or series of equity security of the Corporation, the greater of (x) the amount of $1,000 per share plus (i) dividends added to the Liquidation Preference in accordance with Section 2(b)(ii) above; (ii) all accrued but unpaid dividends; and (iii) all accrued but unpaid Delay Payments (as defined in the Registration Rights Agreement) payable pursuant to the Registration Rights Agreement (as defined below) (such aggregate dollar amount per share being referred to as the "LIQUIDATION PREFERENCE") and (y) an amount determined by the following calculation: R x P, where "R" refers to the percentage of shares of Common Stock which the holders of Preferred Shares would have held if all of the Preferred Shares outstanding immediately prior to liquidation had been converted immediately prior to the liquidation and "P" refers to the total assets of the Corporation available for distribution to stockholders (other than to the holders of the 6% Preferred Stock (as such preferred stock is constituted on the date hereof)) if the aggregate Liquidation Preference is not paid.

          (b) A Change of Control Transaction shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3 unless the holders of a majority of the then outstanding Preferred Shares elect not to treat such Change of Control Transaction as a liquidation, dissolution or winding up by giving written notice thereof to the Corporation. A



                                       3
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"CHANGE IN CONTROL TRANSACTION" will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of the Corporation prior to such event cease to own 50% or more of the voting stock, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act or tender offer by the Corporation under Rule 13e-4 promulgated pursuant to the Exchange Act for 50% or more of the Corporation's Common Stock), (ii) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), acquires or is deemed to acquire beneficial ownership (as described in Rule 13d-3 under the Exchange Act in excess of 50% of the Corporation's voting power, (iii) there is a replacement of more than one-half of the members of the Corporation's Board of Directors which is not approved by those individuals who are members of the Corporation's Board of Directors on the date thereof, (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Corporation, determined on a consolidated basis, or (v) the execution by the Corporation of an agreement to which the Corporation is a party or which it is bound providing for an event set forth in (i), (ii), (iii) or
(iv) above, pursuant to which the Common Stock is converted or reclassified into other securities, cash or property.

     4. ISSUANCE OF PREFERRED SHARES. The Preferred Shares shall be issued by the Corporation pursuant to a Subscription Agreement, dated on or about the date hereof ("SUBSCRIPTION AGREEMENT") between the Corporation and the initial subscribers for the Preferred Shares thereunder (the "SUBSCRIBERS"), and holders of Preferred Shares shall enjoy the benefits of the Registration Rights Agreement, dated the date hereof ("REGISTRATION RIGHTS AGREEMENT") between such parties in connection with the Subscription Agreement.

     5. CONVERSION. Each holder of the Preferred Shares shall have the right at any time and from time to time, at the option of such holder, to convert some or all Preferred Shares held by such holder, into such number of fully paid, validly issued and nonassessable shares ("COMMON SHARES") of common stock, par value $0.01 of the Corporation ("COMMON STOCK"), free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Preference times the number of Preferred Shares being converted (the "CONVERSION AMOUNT"), by (ii) the applicable Conversion Price determined as hereinafter provided in effect on the Conversion Date. Immediately following such conversion, the rights of the holders of converted Preferred Shares shall cease (other than the right to receive Common Stock upon conversion) and the persons entitled to receive the Common Shares upon the conversion of Preferred Shares shall be treated for all purposes as having become the owners of such Common Shares, subject to the rights provided herein to holders.

          (a) MECHANICS OF CONVERSION.

               (i) To convert Preferred Shares into Common Shares, the holder shall give written notice ("CONVERSION NOTICE") to the Corporation (via facsimile transmission on or before the Conversion Date (as defined in the next sentence) and overnight delivery no later than one Trading Day after the Conversion Date) in the form of EXHIBIT A hereto


                                       4
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stating (A) that such holder elects to convert Preferred Shares, (B) the number of Preferred Shares to be converted, (C) the number of and denomination of certificates for Common Shares that such holder wishes to be issued, (D) the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued, (E) the number of and denomination of certificates for unconverted Preferred Shares to be issued to the holder, and (F) the date on which such conversion is to be effected, which date may not be prior to the date such Conversion Notice is received by the Corporation (the "CONVERSION DATE"). For the sake of clarity, a Conversion Notice shall be deemed received by the Corporation once the holder shall have received electronic confirmation of the Corporation's receipt thereof by facsimile transmission.

               (ii) Upon or as soon as possible after delivery of the Conversion Notice, such holder shall surrender the certificate or certificates representing the Preferred Shares being converted, duly endorsed, at the office of the Corporation or, if identified in writing to all the holders by the Corporation, at the offices of any transfer agent for such shares. The date that the Preferred Shares being converted are received by the Corporation shall be referred to as the "SURRENDER DATE". Notwithstanding anything herein to the contrary, a holder of the Preferred Shares shall be entitled to deliver to the Corporation an affidavit of lost certificate in lieu of any certificate of Preferred Shares.

               (iii) Except as provided in Section 5(a)(v) below, the Corporation shall, upon receipt of such Conversion Notice and in accordance therewith, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the Preferred Shares which have been converted, (A) a certificate or certificates (with the number of and denomination of such certificates designated by such holder) for the number of Common Shares to which such holder shall be entitled, and (B) if less than all of such holder's Preferred Shares are being converted, issue and deliver to such holder a certificate or certificates (with the number of and denomination of such certificates designated by such holder) for the number of Preferred Shares (including any fractional shares) which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice. The Corporation shall (x) effect such issuance of Common Shares (and certificates for unconverted Preferred Shares) within three (3) Trading Days of the Surrender Date and (y) deliver the certificate(s) representing the Common Shares (and certificates for unconverted Preferred Shares) by messenger or overnight delivery service to reach the address designated by such holder within five (5) Trading Days after the Surrender Date.

               (iv) A Conversion Notice shall be irrevocable, except that, if certificates evidencing the Common Shares (and certificates for unconverted Preferred Shares) are not issued by the Corporation within five (5) Trading Days of the Surrender Date or received by the holder within six (6) Trading Days of the Surrender Date, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates, provided, however, that this Section 5(a)(iv) shall not apply if the Corporation has arranged for the delivery of such shares pursuant to Section 5(a)(v).


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               (v) In lieu of delivering physical certificates representing the
Common Shares issuable upon conversion of Preferred Shares, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion or exercise to the holder, by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective.

               (vi) INTENTIONALLY OMITTED.

               (vii) The conversion pursuant to this Section 5 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

               (viii) The Corporation's obligation to issue Common Shares upon conversion of Preferred Shares shall, except as set forth below in this Section 5(a)(viii), be absolute, is independent of any covenant of any holder of Preferred Shares, and shall not be subject to: (A) any offset or defense; or (B) any claims against the holders of Preferred Shares whether pursuant to this Certificate, the Subscription Agreement, the Registration Rights Agreement or otherwise, including, without limitation, any claims arising out of any selling or short-selling activity by holders of Preferred Shares. Notwithstanding the foregoing, such obligation shall be subject to the holder's compliance with the notice and delivery requirements set forth above in this Section 5(a).

          (b) Determination of Conversion Price. The Conversion Price applicable with respect to the Preferred Shares (the "CONVERSION PRICE"), shall be $2.00, as may be adjusted in accordance herewith.

          (c) Stock Splits; Dividends; Adjustments.

               (i) If the Corporation, at any time while the Preferred Shares are outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and


                                       6
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shall become effective immediately after the effective date in the case of a subdivision or combination.

               (ii) INTENTIONALLY OMITTED.

               (iii) If the Corporation, at any time while the Preferred Shares are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 5(c)(i) above) of the Corporation or any of its subsidiaries, then concurrently with such distributions to holder of Common Stock, the Corporation shall distribute to holders of the Preferred Shares, the amount of such indebtedness, assets, cash or rights or warrants which the holders of Preferred Shares would have received had they converted their Preferred Shares (without regard to the limitation set forth in Section 5(i) below) into Common Shares immediately prior to the record date for such distribution.

               (iv) Whenever the Conversion Price is adjusted pursuant to
Section 5(c)(i) or (iii), the Corporation shall promptly mail to each holder of the Preferred Shares a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

               (v) All calculations under this Section 5(c) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

               (vi) No adjustment in the Conversion Price shall reduce the Conversion Price below the par value of the Common Stock on the date hereof.

               (vii) The Corporation from time to time in its sole discretion may reduce the Conversion Price by any amount for any period of time if the period is at least 20 Trading Days and if the reduction is irrevocable during the period. Whenever the Conversion Price is reduced, the Corporation shall (unless waived by two-thirds in interest of the holders of Preferred Shares) mail to the holders of Preferred Shares a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least 10 days before the date that the reduced Conversion Price shall take effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Section 5(c)(i) or (iii).

          (d) NOTICE OF RECORD DATE. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Preferred Shares at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.


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          (e) ISSUE TAXES. The Corporation shall pay any and all documentary or stamp or similar issue or transfer taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of Preferred Shares pursuant hereto. However, the holder of any Preferred Shares shall pay any tax that is due because the Common Shares issuable upon conversion thereof are issued in a name other than such holder's name.

          (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion of the Preferred Shares, an amount of Common Shares equal to 150% of the number of shares issuable upon conversion of the Preferred Shares at the then applicable Conversion Price. The Corporation promptly will take such corporate action as may, in the opinion of its outside counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite stockholder approval.

          (g) FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof and all Preferred Shares issuable upon the purchase thereof shall be aggregated for purposes of determining whether the conversion and/or purchase would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion and/or purchase would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Corporation's option, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation based upon the VWAP on the Conversion Date or, if such date was not a Trading Day, on the next Trading Day thereafter).

          (h) REORGANIZATION, MERGER OR GOING PRIVATE. At any time which the Preferred Shares are outstanding, in case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale or transfer of all or substantially all of the assets of the Corporation to any other person or a "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act, then, as part of such reorganization, consolidation, merger, or transfer if the holders of shares of Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, it shall be a condition precedent of any such event or transaction that provision shall be made such that each Preferred Share shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the holders of Preferred Shares in an economically equivalent position as they would have been if not for such event. In addition to the foregoing, if the holders of shares of Common Stock receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated to the extent thereof as a distribution under Section 5(c)(iii) above and such Section shall also apply to such distribution.

          (i) LIMITATIONS ON HOLDER'S RIGHT TO CONVERT.



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               (i) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a holder at any time upon conversion of Preferred Shares pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder at such time (other than by virtue of the ownership of securities or rights to acquire securities (including the Preferred Shares and Warrants) that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth in this
Section 5(i)), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the holder's "affiliates" (as defined in Rule 144 of the Securities Act) ("AGGREGATION PARTIES") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Exchange Act, exists, would exceed 9.99% of the total issued and outstanding shares of the Common Stock (the "RESTRICTED OWNERSHIP PERCENTAGE"). Each holder shall have the right (x) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation and
(y) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a Change in Control Transaction (as defined below). The Corporation's obligation to issue Common Stock which would exceed such limits referred to in this Section 5(i) shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance herewith.

               (ii) Notwithstanding anything contained herein, in no event shall the Corporation issue shares of Common Stock hereunder to the extent that the total number of shares issued or deemed issued to a holder under the Subscription Agreement would exceed such holder's pro rata share (in the event that there is more than one holder) of 19.99% of the Corporation's issued and outstanding shares of Common Stock on the date of issuance hereof, unless otherwise approved by the Corporation's stockholders. If the Corporation has not obtained stockholder approval on or before the date that delivery of the shares is required, the Corporation shall redeem such holder's Preferred Shares to the extent the conversion thereof would exceed the 19.99% limit. The redemption price shall be the price determined under Section 5(k) below.

          (j) CERTIFICATE FOR CONVERSION PRICE ADJUSTMENT. The Corporation shall promptly furnish or cause to be furnished to each holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 5.

          (k) MANDATORY REPURCHASE. If a "Registration Failure" (as defined in the next sentence) shall occur, each holder shall have the unilateral option and right to compel the Corporation to repurchase, to the extent permitted by law, any or all of such holder's Preferred Shares within 3 days of a written notice requiring such repurchase ("T+3"), at a price per Preferred Share equal to the greater of (A) 100% of the Liquidation Preference then in effect and (B) the amount determined by the following calculation: (LP/CP) x VWAP, where "LP" refers to the Liquidation Preference, "CP" refers to the Conversion Price in effect on the date used to determine "VWAP" and, for the purposes of this
Section 5(k), "VWAP" refers to the greater of (x) the VWAP on the Trading Day immediately preceding the day constituting T+3 and (y) the



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VWAP on the closing date of the repurchase of such holder's Preferred Shares. A
"REGISTRATION FAILURE" shall be deemed to occur in the event that a Registration Statement covering the Registrable Securities (as defined in the Registration Rights Agreement) shall not have been declared effective by the Securities Exchange Commission at any time on or prior to the nine (9) month anniversary of the Closing Date. If the Corporation is unable to repurchase all of a holder's Preferred Shares pursuant to this Section 5(k) as a matter of law (the "MANDATORY REPURCHASE OBLIGATION"), the Mandatory Repurchase Obligation shall be discharged as soon as the Corporation has funds legally available to discharge such Mandatory Repurchase Obligation.

          (l) MANDATORY CONVERSION. If more than 75% of the Preferred Shares originally issued under the Subscription Agreement are no longer outstanding, the remaining Preferred Shares shall automatically convert into shares of Common Stock at the then-existing Conversion Price, provided, that such mandatory conversion shall not occur unless and until the shares of Common Stock issuable upon such conversion are subject to Effective Registration. For the purposes hereof, "EFFECTIVE REGISTRATION" shall mean: (i) the resale of Registrable Securities (as defined in the Registration Rights Agreement) is covered by an effective registration statement and such registration statement is not subject to any suspension or stop orders; (ii) the resale of such securities may be effected pursuant to a current and deliverable prospectus that is not subject to any blackout or similar circumstance; (iii) the securities are listed on an Approved Market and are not subject to any trading suspension; and (iv) none of the Corporation or any direct or indirect subsidiary of the Corporation is subject to any bankruptcy, insolvency or similar proceeding.

     6. REDEMPTION. On the second anniversary of the date hereof (the "REDEMPTION DATE"), the Corporation shall redeem all outstanding Preferred Shares for cash, to the extent the Corporation has funds legally available therefor, at a redemption price per share equal to the Liquidation Preference. If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding Preferred Shares pursuant to this Section 6 (the "MANDATORY REDEMPTION OBLIGATION"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation has funds legally available to discharge such Mandatory Redemption Obligation.

     7. VOTING RIGHTS. In addition to all other requirements imposed by Delaware law, and all other voting rights granted under the Corporation's Certificate of Incorporation, the affirmative vote of two-thirds in interest of the Corporation's outstanding Preferred Shares shall be necessary for (i) any amendment, modification or repeal of this Certificate of Designations (whether by merger, consolidation or otherwise) or (ii) any amendment to the Certificate of Incorporation or by-laws of the Corporation that may amend or change or adversely affect any of the rights, preferences, or privileges of the Preferred Shares, provided, however, that holders of Preferred Shares that are affiliates of the Corporation (and the Corporation itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote.

     8. NOTICES. The Corporation shall distribute to the holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the



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


Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

     9. REPLACEMENT CERTIFICATES. The certificate(s) representing the Preferred Shares held by any holder of Preferred Shares may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

     10. NO REISSUANCE. No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

     11. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Preferred Shares set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

     12. LIMITATIONS. Except as may otherwise be required by law and as are set forth in the Subscription Agreement and the Registration Rights Agreement, the Preferred Shares shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Certificate of Designation (as may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.

     13. SPECIFIC PERFORMANCE. The Corporation acknowledges and agrees that irreparable damage would occur in the event that the Corporation failed to perform any of the provisions of this Certificate in accordance with its specific terms. It is accordingly agreed that each holder of Preferred Shares shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Certificate and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such holder may be entitled under agreement, at law or equity.

     14. WAIVERS. The holders of 75% of the outstanding Preferred Shares may waive compliance by the Corporation with any provision of, or a breach by the Corporation of any provision of, this Certificate of Designations, and any such waiver shall be binding upon all holders of the Preferred Shares.

Signed on December 4, 2001
                                       STEMCELLS, INC.


                                       By:  /s/ Martin McGlynn
                                          ------------------------------------
                                          Name: Martin McGlynn
                                          Title: President and CEO



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